Exhibit 10.1
DIONEX CORPORATION
MEDICAL CARE REIMBURSEMENT PLAN
As amended October 30, 2007

     Dionex Corporation, a corporation organized and existing by virtue of the laws of the State of Delaware (hereinafter referred to as the “Company”), hereby publishes its Medical Care Reimbursement Plan (hereinafter referred to as the “Plan”) for the benefit of certain of its management employees.

ARTICLE I
PURPOSE
     Section 1.1      The purpose of this Plan is to encourage and insure full and complete medical care for the welfare of each covered employee, his or her spouse and dependents, and to supplement the benefits provided by the Company’s group medical insurance plan.

ARTICLE II
EFFECTIVE DATE AND COVERAGE
     Section 2.1      This Plan shall be effective as of April 1, 1980, and shall continue in effect until terminated by the Board of Directors of the Company.
     Section 2.2      The first Plan Year shall be from January 21, 1980 through December 31, 1980. Thereafter, Plan Years shall be from January 1 through December 31 of each year.
     Section 2.3      The President (if he or she resides in the United States) and all Vice Presidents of the Company that reside in the United States shall be covered by the Plan (“covered employee”).

     Section 2.4      A covered employee shall be entitled to benefits only for medical care rendered during the period commencing with the date as of which he becomes a covered employee and ending with the date he ceases to be a covered employee.
ARTICLE III
BENEFITS
     Section 3.1      After the effective date of this Plan, the Company will reimburse at least yearly, on or about February 1, any covered employee of the Company for all uninsured expenses incurred by such employee, subject to the terms and conditions hereinafter set forth, up to the reimbursement limit set forth in Section 3.3 of this Plan, for the medical care (as defined in Section 213(d) of the Internal Revenue Code of 1986, or as hereafter amended) of such employee, his spouse and his dependents (as defined in Section 152 of the Internal Revenue Code of 1986, or as hereafter amended), during the immediately preceding Plan Year. Expenses for medical care as so defined include all amounts paid for hospital bills, medical, optometric and dental bills, drugs, and premiums on accident or health insurance. Dependents as so defined include any member of such covered employee’s family over one-half of whose support is furnished by such employee.
     Section 3.2      The Company may, in its discretion, pay directly any or all of the above defined expenses in lieu of making reimbursement therefor. In such event, the Company shall be relieved of all further responsibility with respect to that particular medical expense.
     Section 3.3      The reimbursement to, or the payment on behalf of, any covered employee, including his spouse and his dependents, shall in no event exceed $1,500.00 per Plan Year.

     Section 3.4      The Company may, in its discretion, satisfy part or all of its obligations under this Plan by purchasing medical insurance coverage on behalf of employees through any insurer or insurers as the Company may from time to time select.
     Section 3.5      Each employee who applies for reimbursement under the Plan shall submit to the Company all hospitalization, doctor, dental, or other medical bills for which he is seeking reimbursement for verification by the Company prior to payment. A failure to comply herewith may, at the discretion of the Company, terminate the right to reimbursement of such employee to the extent of such unverified expenses. The Company may reject any claim for reimbursement where such claim is first submitted to the Company more than eighteen (18) months after the date on which the medical care giving rise to such claim was rendered.
     Section 3.6      All payments and reimbursements under the Plan shall be paid from the general assets of the Company.
ARTICLE IV
OTHER INSURANCE
     Section 4.1      Reimbursement or payment provided under this Plan shall be made by the Company only in the event and to the extent that such reimbursement or payment is not provided for under any insurance policy or policies, whether owned by the Company or any employees, or under any other health and accident plan. In the event that there is such a policy or plan in effect, providing for reimbursement or payment in whole or in part, then to the extent of the coverage under such policy or plan the Company shall be relieved of any and all liability hereunder.

     Section 4.2      In order to receive reimbursement under this Plan, it is required that a covered employee have maintained coverage under each of the Company’s group insurance medical care policies for the person with respect to whom such medical expenses was incurred at all times during the applicable Plan Year (to the extent such person was eligible for coverage thereunder). Premiums paid by a covered employee for coverage under any of the Company’s group insurance medical care policies as required by this Section are not reimburseable under this Plan.
ARTICLE V
FIDUCIARY AND PLAN ADMINISTRATOR
     Section 5.1     The Company shall be the Plan Administrator, and the agent for service of legal process with respect to any disputes arising under the Plan. The President of the Company shall be the Named Fiduciary of the Plan (as defined in Section 402(a)(2) of the Employee Retirement Income Security Act of 1974).
     Section 5.2      Pursuant to procedures established by the Company, adequate notice in writing shall be provided to any employee or beneficiary whose claims for benefits under the Plan has been denied. Such notice shall set forth the specific reason for such denial, written in a manner calculated to be understood by the claimant, and provided review is requested within sixty (60) days after receipt by the claimant of written notification of denial of his claim, shall afford a reasonable opportunity to any claimant whose claim for benefits has been denied to a full and fair review of decision denying the claim.

ARTICLE VI
MISCELLANEOUS
     Section 6.1      A copy of this Plan shall be given all covered employees and to any future employees who become covered under it.
     Section 6.2      This Plan shall be subject to amendment or termination at any time hereafter by affirmative vote of the Board of Directors of the Company; provided, however, that such amendment or termination shall not affect any right to claim reimbursement for medical expenses under the provisions of Article III above, arising prior to said termination. All administrative and interpretive decisions shall be made by the Board of Directors in its sole discretion, and shall be binding upon the Company and its employees.